Exhibit 99.1

First BanCorp. Announces Earnings for the Quarter Ended March 31, 2021

  Net income of $61.2 million, or $0.28 per diluted share, for the first quarter of 2021, compared to $50.1 million, or $0.23 per diluted share, for the fourth quarter of 2020. The net income for the first quarter of 2021 and fourth quarter of 2020 included the following items of note:

- Provision for credit losses was a net benefit of $15.3 million ($9.5 million after-tax, or an increase of $0.04 per diluted share) for the first quarter of 2021, compared to an expense of $7.7 million ($4.8 million after-tax, or a decrease of $0.02 per diluted share) for the fourth quarter of 2020. The reserve release in the first quarter of 2021 was primarily due to positive changes in the outlook of macroeconomic assumptions to which the reserve is correlated.

- Merger and restructuring costs of $11.3 million ($7.0 million after-tax, or a decrease of $0.03 per diluted share) for the first quarter of 2021 associated with the acquisition of Banco Santander Puerto Rico (“BSPR”), compared to $12.3 million ($7.7 million after-tax, or a decrease of $0.04 per diluted share) for the fourth quarter of 2020.

  Income before income taxes of $89.2 million for the first quarter of 2021, compared to $65.5 million for the fourth quarter of 2020.
  On a non-GAAP basis, adjusted pre-tax, pre-provision income of $86.4 million for the first quarter of 2021, compared to $86.8 million for the fourth quarter of 2020.
  Net interest income decreased by $1.5 million to $176.3 million for the first quarter of 2021, compared to $177.8 million for the fourth quarter of 2020. The decrease reflects, among other things, the adverse effect of two fewer days in the first quarter, partially offset by a lower cost of deposits.
  Net interest margin was 3.91% for the first quarter of 2021, compared to 3.95% for the fourth quarter of 2020. The decrease reflects, among other things, an increased premium amortization expense related to the higher prepayment of U.S. agencies mortgage-backed securities (“MBS”) and lower reinvestment yields, lower discount accretion on loans acquired in the BSPR acquisition, and the prepayment of higher yielding loans.
  Non-interest income increased by $0.8 million to $31.0 million for the first quarter of 2021, compared to $30.2 million for the fourth quarter of 2020. The increase was driven by seasonal contingent insurance commissions of $3.3 million recognized in the first quarter of 2021, partially offset by the effect in the fourth quarter of 2020 of $1.4 million in fee income recorded in connection with the sale of loans originated under the Main Street Lending Program (“Main Street loans”) established by the Federal Reserve (the “FED”) under the Coronavirus Aid, Relief, and Economic Security (the “CARES”) Act of 2020.
  Non-interest expenses decreased by $1.5 million to $133.3 million for the first quarter of 2021, compared to $134.8 million for the fourth quarter of 2020. Total non-interest expenses for the first quarter of 2021 included $11.3 million of merger and restructuring costs, compared to $12.3 million in the fourth quarter of 2020, as well as $1.2 million of COVID-19 pandemic-related expenses, compared to $1.1 million in the fourth quarter of 2020. Adjusted for those costs, total non-interest expenses decreased by $0.5 million compared to the fourth quarter of 2020.
  Income tax expense of $28.0 million for the first quarter of 2021, compared to $15.4 million for the fourth quarter of 2020. The variance was primarily related to higher pre-tax income, driven by the provision for credit losses benefit recorded in the first quarter, as well as a higher estimated effective tax rate resulting from higher taxable income.
  Credit quality variances:

- Non-performing assets (“NPAs”) decreased by $8.6 million to $284.9 million as of March 31, 2021, compared to $293.5 million as of December 31, 2020. The decrease was driven by a $9.4 million reduction in nonaccrual commercial and construction loans, including through the repayment of a $6.0 million nonaccrual construction loan relationship in the Virgin Islands, and a $3.9 million decrease in the other real estate owned (“OREO”) portfolio balance, driven by write-downs to the value of certain income-producing commercial properties and sales of residential properties.

- An annualized net charge-offs to average loans ratio of 0.43% for the first quarter of 2021, compared to 0.30% for the fourth quarter of 2020. The increase primarily reflects the effect in the fourth quarter of 2020 of recoveries totaling $3.9 million in connection with the repayment and cancellation of two nonaccrual commercial loans.

- During the first quarter of 2021, three criticized commercial loan participations totaling $28.2 million were transferred to held for sale. These transfers resulted in charge-offs of $0.7 million in the first quarter of 2021. One of these participations amounting to $14.3 million, was sold prior to the end of the first quarter and a second one amounting to $9.7 million was sold in early April 2021.

  Total deposits, excluding brokered deposits and government deposits, increased by $472.3 million to $13.3 billion as of March 31, 2021. During the first quarter of 2021, deposit increases included $505.8 million in demand deposits and $107.7 million in savings deposits, primarily in the Puerto Rico and Virgin Islands regions, partially offset by a $141.2 million decrease in retail certificates of deposit (“CDs”).
  Brokered CDs decreased by $54.1 million during the first quarter to $162.1 million as of March 31, 2021. Meanwhile, non-maturity brokered deposits increased in the quarter by $22.8 million to $248.3 million as of March 31, 2021.
  Government deposits increased in the quarter by $252.0 million and totaled $2.3 billion as of March 31, 2021, consisting of increases of $251.8 million and $0.6 million in the Puerto Rico and Florida regions, respectively, partially offset by a $0.4 million decrease in the Virgin Islands region.
  Total loans decreased in the quarter by $129.7 million to $11.7 billion as of March 31, 2021. The decrease consisted of a $134.5 million reduction in residential mortgage loans and a $41.7 million decrease in commercial and construction loans, partially offset by a $46.5 million increase in consumer loans. The decrease in commercial and construction loans reflects, among other things, the effect of the sale of a $14.3 million criticized commercial loan participation in the Florida region, the aforementioned repayment of a $6.0 million nonaccrual construction relationship, as well as large repayments for certain term loans and revolving lines of credit in the Puerto Rico region, partially offset by new loan originations, primarily in the Florida region. The Small Business Administration Paycheck Protection Program (“SBA PPP”) loan portfolio increased by $24.5 million to $430.5 million as of March 31, 2021, from $406.0 million as of December 31, 2020.
  Total loan originations, including refinancings, renewals and draws from existing commitments (other than credit card utilization activity), amounted to $1.2 billion in the first quarter of 2021, compared to $1.5 billion in the fourth quarter of 2020. During the first quarter of 2021, the Corporation originated $209.3 million in new SBA PPP loans and received forgiveness remittances related to approximately $175.7 million in principal balance of SBA PPP loans originated in 2020. Excluding SBA PPP loan originations and $184.4 million of Main Street loans originated in the fourth quarter of 2020, total loan originations decreased by $280.0 million to $1.0 billion during the first quarter of 2021, compared to $1.3 billion in the fourth quarter of 2020, primarily reflecting a reduced volume of commercial and construction loan originations in the Puerto Rico region.
  Liquidity levels have remained high with the ratio of cash and liquid securities to total assets exceeding 23.9% as of March 31, 2021, compared to 21.6% as of December 31, 2020.
  Capital ratios remained higher than required regulatory levels for bank holding companies and well-capitalized banks. Preliminary estimated Total capital, Common equity Tier 1 capital (“CET1”), Tier 1 capital, and Leverage ratios of 20.73%, 17.68%, 17.99%, and 11.36%, respectively, as of March 31, 2021. The tangible common equity ratio was 10.90% as of March 31, 2021.

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--April 26, 2021--First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported net income of $61.2 million, or $0.28 per diluted share, for the first quarter of 2021, compared to $50.1 million, or $0.23 per diluted share, for the fourth quarter of 2020, and $2.3 million, or $0.01 per diluted share, for the first quarter of 2020. Financial results for the first quarter of 2021 include a net benefit of $15.3 million ($9.5 million after-tax, or an increase of $0.04 per diluted share) recorded to the provision for credit losses, primarily related to an improving macroeconomic outlook during the quarter. In addition, during the first quarter of 2021, the Corporation recorded merger and restructuring costs of $11.3 million ($7.0 million after-tax, or a decrease of $0.03 per diluted share) related to the BSPR integration process and related restructuring initiatives, compared to $12.3 million ($7.7 million after-tax, or a decrease of $0.04 per diluted share) for the fourth quarter of 2020.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp., commented: “We are very pleased with our results for the first quarter of 2021 and our continued progress on the integration of the acquired operations. We generated net income of $61 million, or $0.28 per share, compared to $50 million in the fourth quarter. Improving macroeconomic forecasts led to a reserve release of $15 million this quarter. Core operating performance was strong with pre-tax pre-provision income of $86 million.

Loan origination activity was solid reaching $1.2 billion in the first quarter, we strongly supported our clients and communities with $209 million of new SBA PPP loans disbursed during the quarter. The total loan portfolio declined slightly by 1%, or $130 million, in the first quarter, a portion of this reduction is tied to strategies to reduce the residential mortgage loan portfolio, which declined $135 million, as well as repayments on commercial lines due to the improved liquidity of our borrowers. The consumer portfolio increased $47 million, largely driven by continued growth in the auto and lease finance segment. We expect to see a pick-up in commercial and construction activity over the next few quarters as projects underway are gaining traction. Our teams are focused on driving growth in the loan portfolio and the commercial pipeline continues to build. The geographic diversity of our franchise, specifically the Florida region, continues to provide additional opportunities for loan growth.

Total pandemic relief funding designated for Puerto Rico is currently estimated at $45 billion, equivalent to 63% of fiscal year 2019 GNP or 4.5x the Commonwealth’s budget for fiscal year 2021. This significant amount of stimulus continues to strengthen our customers, driving growth in deposits and also softening in loan demand in the near term. Deposits, excluding government and brokered, increased $472 million this quarter which continues to enhance our liquidity profile. Digital adoption driven by our continuous enhancement to our platforms continues to grow contributing to franchise value. Digital Banking registered and active users grew 6% and 9%, respectively, for the quarter.

The economy in our main market continues to show signs of recovery, with tourism, hotel occupancy, airline passengers, manufacturing and cement sales all showing improving trends. While advancements are evident in overcoming the pandemic challenges and vaccinations continue to progress, we continue to operate under strict safety rules yet remain optimistic about recovery trends across the economy. We have solidified our market position and are poised to benefit from these improving economic conditions. Our asset quality ratios continue to improve, and our capital ratios remain very strong.”

NON-GAAP DISCLOSURES

This press release includes certain non-GAAP financial measures, including adjusted net income, adjusted pre-tax, pre-provision income, adjusted net interest income and margin, adjusted non-interest expenses, tangible common equity, tangible book value per common share, certain capital ratios, and certain other financial measures that exclude the effect of items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts (the “Special Items”), and should be read in conjunction with the discussion below in Basis of Presentation – Use of Non-GAAP Financial Measures, the accompanying tables (Exhibit A), which are an integral part of this press release, and the Corporation’s other financial information that is presented in accordance with GAAP.

SPECIAL ITEMS

The financial results for the first quarter of 2021 and fourth and first quarters of 2020 included the following significant Special Items:

Quarter ended March 31, 2021

- Merger and restructuring costs of $11.3 million ($7.0 million after-tax) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the first quarter included approximately $4.8 million related to voluntary and involuntary employee separation programs implemented in the Puerto Rico region. The Corporation anticipates additional charges of approximately $1.7 million in the second quarter of 2021 in connection with the previously announced Employee Voluntary Separation Program (“VSP”) offered to eligible employees in the Puerto Rico region. Approximately 100 employees participated in the program. To allow for a transition period, the effective separation date for eligible employees is the period between the end of November 2020 until the end of July 2021. In addition, merger and restructuring costs in the first quarter of 2021 included consulting fees, expenses related to system conversions and other integration related efforts, and accelerated depreciation charges related to planned closures and consolidation of branches in accordance with the Corporation’s integration and restructuring plan.

- Costs of $1.2 million ($0.8 million after-tax) related to the COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security measures.

Quarter ended December 31, 2020

- Merger and restructuring costs of $12.3 million ($7.7 million after-tax) in connection with the BSPR acquisition integration process and related restructuring initiatives. Merger and restructuring costs in the fourth quarter of 2020 included a $4.3 million charge associated with the VSP offered to eligible employees in the Puerto Rico region. In addition to the charge associated with the VSP, merger and restructuring costs in the fourth quarter of 2020 primarily included bonuses, consulting fees, and expenses related to system conversions and other integration related efforts.

- Costs of $1.1 million ($0.7 million after-tax) related to the COVID-19 pandemic response efforts, primarily costs related to additional cleaning, safety materials, and security measures.

- Loss of $0.2 million realized on sales of available-for-sale investment securities. The loss realized at the tax-exempt international banking entity subsidiary level had no effect on the income tax expense recorded in the fourth quarter of 2020.

Quarter ended March 31, 2020

- Gain of $8.2 million on sales of approximately $275.6 million of U.S. agencies MBS executed in the latter part of March 2020. The gain, realized at the tax-exempt international banking entity subsidiary, had no effect on the income tax expense recorded in the first quarter of 2020.

- A benefit of $1.2 million ($0.7 million after-tax) resulting from insurance recoveries associated with hurricane-related expenses incurred primarily in the Puerto Rico region.

- Merger and restructuring costs of $0.8 million ($0.5 million after-tax) in connection with the BSPR acquisition. Merger and restructuring costs in the first quarter of 2020 primarily included consulting, legal, and other pre-conversion related efforts associated with the then-pending acquisition of BSPR.

- Costs of $0.4 million ($0.2 million after-tax) related to the COVID-19 pandemic response efforts, primarily additional cleaning costs and communications with customers.

NET INCOME AND RECONCILIATION TO ADJUSTED NET INCOME (NON-GAAP)

Net income was $61.2 million for the first quarter of 2021, or $0.28 per diluted share, compared to $50.1 million for the fourth quarter of 2020, or $0.23 per diluted share. Adjusted net income was $68.9 million, or $0.31 per diluted share, for the first quarter of 2021, compared to $58.7 million, or $0.27 per diluted share, for the fourth quarter of 2020. The following table reconciles for the first quarter of 2021 and the fourth and first quarters of 2020 the net income to adjusted net income and adjusted earnings per share, which are non-GAAP financial measures that exclude the significant Special Items identified above.

	Quarter Ended	Quarter Ended	Quarter Ended
(In thousands, except per share information)	March 31, 2021	December 31, 2020	March 31, 2020

Net income, as reported (GAAP)	$61,150	$50,138	$2,266
Adjustments:
Merger and restructuring costs	11,267	12,321	845
Benefit from hurricane-related insurance recoveries	-	-	(1,153)
Loss (gain) on sales of investment securities	-	182	(8,247)
COVID-19 pandemic-related expenses	1,209	1,125	363
Income tax impact of adjustments (1)	(4,679)	(5,042)	(21)
Adjusted net income (loss) (Non-GAAP)	$68,947	$58,724	$(5,947)
Preferred stock dividends	(669)	(669)	(669)
Adjusted net income (loss) attributable to common stockholders (Non-GAAP)	$68,278	$58,055	$(6,616)

Weighted-average diluted shares outstanding	$218,277	218,071	$217,314

Earnings Per Share - diluted (GAAP)	$0.28	$0.23	$0.01

Adjusted Earnings (Loss) Per Share - diluted (Non-GAAP)	$0.31	$0.27	$(0.03)

(1) See Basis of Presentation for the individual tax impact related to reconciling items.

INCOME (LOSS) BEFORE INCOME TAXES AND RECONCILIATION TO ADJUSTED PRE-TAX, PRE-PROVISION INCOME (NON-GAAP)

Income before income taxes was $89.2 million for the first quarter of 2021, compared to $65.5 million for the fourth quarter of 2020. Adjusted pre-tax, pre-provision income was $86.4 million for the first quarter of 2021, down $0.4 million from the fourth quarter of 2020. The following table reconciles income (loss) before income taxes to adjusted pre-tax, pre-provision income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Income (loss) before income taxes	$89,172	$65,514	$24,208	$27,302	$(701)
Less/Add: Provision for credit losses (benefit) expense	(15,252)	7,691	46,914	39,014	77,366
Add/Less: Net loss (gain) on sales of investment securities	-	182	(5,288)	155	(8,247)
Less: Benefit from hurricane-related insurance recoveries	-	-	-	(5,000)	(1,153)
Less: Gain on early extinguishment of debt	-	-	(94)	-	-
Add: COVID-19 pandemic-related expenses	1,209	1,125	962	2,961	363
Add: Merger and restructuring costs	11,267	12,321	10,441	2,902	845
Adjusted pre-tax, pre-provision income (1)	$86,396	$86,833	$77,143	$67,334	$68,473

Change from most recent prior quarter (amount)	$(437)	$9,690	$9,809	$(1,139)	$(3,670)
Change from most recent prior quarter (percentage)	-0.5%	12.6%	14.6%	-1.7%	-5.1%

(1) Non-GAAP financial measure. See Basis of Presentation below for definition and additional information about this non-GAAP financial measure.

NET INTEREST INCOME

The following table sets forth information concerning net interest income for the last five quarters:

(Dollars in thousands)	Quarter Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Net Interest Income
Interest income	$194,642	$198,700	$170,402	$158,616	$165,264
Interest expense	18,377	20,933	21,706	23,406	26,615

Net interest income	$176,265	$177,767	$148,696	$135,210	$138,649

Average Balances
Loans and leases	$11,768,266	$11,843,157	$10,163,671	$9,247,878	$8,997,418
Total securities, other short-term investments and interest-bearing cash balances	6,510,960	6,057,360	4,871,710	3,636,532	3,055,546
Average interest-earning assets	$18,279,226	$17,900,517	$15,035,381	$12,884,410	$12,052,964

Average interest-bearing liabilities	$11,815,179	$11,704,166	$9,732,691	$8,436,511	$8,099,199

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.32%	4.42%	4.51%	4.95%	5.51%
Average rate on interest-bearing liabilities - GAAP	0.63%	0.71%	0.89%	1.12%	1.34%
Net interest spread - GAAP	3.69%	3.71%	3.62%	3.83%	4.17%
Net interest margin - GAAP	3.91%	3.95%	3.93%	4.22%	4.63%

Net interest income amounted to $176.3 million for the first quarter of 2021, a decrease of $1.5 million, compared to net interest income of $177.8 million for the fourth quarter of 2020. The decrease in net interest income was mainly due to:

  A $2.4 million decrease in interest income on residential mortgage loans, primarily due to a decrease of $121.2 million in the average balance of this portfolio, and, to a lesser extent, a decrease in collection of interest on loans restored to accrual status and higher inflows of loans to nonaccrual status, as compared to the fourth quarter of 2020.
  A $1.4 million decrease in interest income on commercial and construction loans, primarily due to: (i) the adverse effect of two fewer days in the first quarter, which resulted in a decrease of approximately $1.5 million in interest income on these portfolios, (ii) a decrease of approximately $1.0 million in interest income attributed to the decline in discount accretion related to commercial and construction loans acquired in the BSPR acquisition; and (iii) the prepayment of higher yielding loans, which are being replaced by loans at lower current interest rates. These variances were partially offset by a $2.5 million increase in the acceleration of fee income recognition related to forgiveness remittances for SBA PPP loans.
  A $0.2 million decrease in interest income on consumer loans and finance leases, primarily due to the adverse effect of two fewer days in the first quarter, which resulted in a decrease of approximately $1.2 million in interest income on consumer loans. This variance was partially offset by an increase of approximately $44.9 million in the average balance of this portfolio, which resulted in an increase in interest income of approximately $1.0 million, largely related to auto loans and finance leases.

Partially offset by:

  A $2.6 million decrease in interest expense, including a reduction of approximately $2.8 million related to lower average rates paid on interest-bearing checking, savings, and non-brokered time deposits, a $0.4 million decrease related to a $64.6 million decrease in the average balance of brokered CDs, and a $0.4 million decrease in total interest expense associated with two fewer days in the first quarter. These variances were partially offset by a $0.9 million increase in interest expense related to the upward repricing of $200 million repurchase agreements (flipper repos) for which its interest rate changed early in the first quarter from variable rates tied to 3-month LIBOR to a fixed rate of 3.90%.

Interest income on investment securities remained relatively flat, as the adverse effects of a higher premium amortization expense related to the higher amount of prepayments of U.S. agencies MBS and lower reinvestment yields were almost entirely offset by an increase of $757.9 million in the average balance of investment securities.

Net interest margin was 3.91%, compared to 3.95% for the fourth quarter of 2020. The decrease was primarily attributable to lower yields on U.S. agencies MBS and debt securities affected by both higher prepayments and lower reinvestment yields, the lower discount accretion on loans acquired in the BSPR acquisition, and the prepayment of higher yielding loans, which are being replaced by loans at lower current interest rates, partially offset by a lower cost of deposits and an increase in the acceleration of fee income recognition related to forgiveness remittances on SBA PPP loans.

The first quarter results continue to reflect the effect of SBA PPP loans. During the first quarter of 2021, the Corporation originated $209.3 million in new SBA PPP loans and received forgiveness remittances related to approximately $175.7 million in principal balance of SBA PPP loans originated in 2020. Forgiveness remittances in the first quarter of 2021 resulted in the acceleration of fee income recognition in the amount of $3.2 million, compared to $0.7 million related to forgiveness remittances of $48.9 million received in the fourth quarter of 2020. On a stand-alone basis, the SBA PPP loan portfolio yield, including accelerated fee income recognition, benefited the margin by 3 basis points during the first quarter.

NON-INTEREST INCOME

The following table sets forth information concerning non-interest income for the last five quarters:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2021	2020	2020	2020	2020

Service charges on deposit accounts	$8,304	$8,332	$5,848	$4,475	$5,957
Mortgage banking activities	7,273	7,551	7,099	3,686	3,788
Net (loss) gain on investments and impairments	-	(182)	5,288	(155)	8,247
Gain on early extinguishment of debt	-	-	94	-	-
Other operating income	15,379	14,499	11,605	12,886	12,208
Non-interest income	$30,956	$30,200	$29,934	$20,892	$30,200

Non-interest income amounted to $31.0 million for the first quarter of 2021, compared to $30.2 million for the fourth quarter of 2020. The $0.8 million increase in non-interest income was mainly due to:

  A $3.3 million increase in insurance income, included as part of Other operating income in the table above, reflecting the effect of seasonal contingent commissions of $3.3 million recorded in the first quarter of 2021 based on the prior year’s production of insurance policies.

Partially offset by:

  The effect in the fourth quarter of 2020 of fee income of $1.4 million recorded in connection with the sale of a 95% participation in the $184.4 million of Main Street loans originated during the fourth quarter, included as part of Other operating income in the table above. The Corporation participates in the Main Street Lending Program to support lending to small and medium-sized businesses that were in sound financial condition before the onset of the COVID-19 pandemic. Under this program, the Corporation originated loans to borrowers meeting the terms and requirements of the program, including requirements as to eligibility, use of proceeds and priority, and sold a 95% participation interest in these loans to a special-purpose vehicle (the “SPV”) organized by the FED to purchase the participation interests from eligible lenders, including the Corporation. During the fourth quarter of 2020, the Corporation originated 23 loans totaling $184.4 million in principal amount under this program and sold participation interests totaling $175.1 million to the SPV, resulting in the aforementioned fee income recognition of $1.4 million related to the portion of the loans sold.
  A $0.6 million decrease in transactional fee income from merchant and safekeeping related-activity, primarily due to seasonally lower transaction volumes, included as part of Other operating income in the table above.
  A $0.3 million decrease in revenues from mortgage banking activities, driven by a $1.7 million decrease in realized gains on sales of residential mortgage loans in the secondary market, partially offset by a $1.0 million increase related to the net change in mark-to-market gains and losses from both interest rate lock commitments and To-Be-Announced (“TBA”) MBS forward contracts, and a $0.3 million decrease in the amortization of mortgage servicing rights. Total loans sold in the secondary market to U.S. government-sponsored agencies during the first quarter of 2021 amounted to $151.5 million, with a related net gain of $5.7 million (including realized gains of $0.3 million on TBA hedges), compared to total loans sold during the fourth quarter of 2020 of $157.1 million, with a related net gain of $7.4 million (net of realized losses of $0.1 million on TBA hedges).
  The effect in the fourth quarter of 2020 of a $0.2 million gain realized on the utilization of previously purchased income tax credits, included as part of “Other operating income” in the table above.

NON-INTEREST EXPENSES

The following table sets forth information concerning non-interest expenses for the last five quarters:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2021	2020	2020	2020	2020

Employees' compensation and benefits	$50,842	$51,618	$43,063	$39,532	$42,859
Occupancy and equipment	24,242	24,066	19,064	16,376	15,127
Deposit insurance premium	1,988	1,900	1,630	1,436	1,522
Other insurance and supervisory fees	2,362	2,720	1,389	1,129	1,087
Taxes, other than income taxes	6,199	5,795	4,510	3,577	3,880
Professional fees:
Collections, appraisals and other credit-related fees	1,310	1,218	1,262	1,387	1,696
Outsourcing technology services	12,373	12,524	6,949	7,672	6,829
Other professional fees	4,018	3,567	3,352	2,909	3,268
Credit and debit card processing expenses	4,278	6,397	4,859	3,938	3,950
Business promotion	2,970	3,163	3,046	2,314	3,622
Communications	2,462	2,462	2,246	1,852	1,877
Net loss on OREO operations	1,898	580	1,019	811	1,188
Merger and restructuring costs	11,267	12,321	10,441	2,902	845
Other	7,092	6,431	4,678	3,951	4,434
Total	$133,301	$134,762	$107,508	$89,786	$92,184

Non-interest expenses amounted to $133.3 million in the first quarter of 2021, a decrease of $1.5 million from $134.8 million in the fourth quarter of 2020. Included in non-interest expenses are the following Special Items:

  Merger and restructuring costs associated with the acquisition of BSPR of $11.3 million for the first quarter of 2021, compared to $12.3 million for the fourth quarter of 2020.
  COVID-19 pandemic-related expenses of $1.2 million for the first quarter of 2021, compared to $1.1 million for the fourth quarter of 2020. COVID-19 pandemic-related expenses for the first quarter of 2021, primarily consist of $1.0 million of expenses associated with cleaning and security protocols, included as part of Occupancy and equipment in the table above, relatively flat compared to the fourth quarter of 2020.

On a non-GAAP basis, adjusted non-interest expenses, excluding the effect of the Special Items mentioned above, amounted to $120.8 million for the first quarter of 2021, compared to $121.3 million for the fourth quarter of 2020. The $0.5 million decrease in adjusted non-interest expenses reflects, among other things, the following significant variances:

  A $2.1 million decrease in credit and debit card processing expenses, primarily related to credit card networks incentive payments of $1.6 million recorded as a contra expense in the first quarter of 2021, and seasonally lower transaction volumes.
  A $0.8 million decrease in employees’ compensation and benefits expenses, due to several factors, including: (i) a $1.4 million increase in deferred loan origination costs in connection with the origination of SBA PPP loans; (ii) a $1.1 million decrease related to the effect of two fewer business days in the first quarter; (iii) a $0.8 million decrease related to expense savings from the voluntary and involuntary separation programs implemented by the Corporation; and (iv) a $0.7 million decrease in expenses related to uniforms, staff education and other staff-related expenses. These reductions were partially offset by an increase of $3.4 million related to higher seasonal payroll taxes and bonus expenses.

Partially offset by:

  A $1.3 million increase in the net loss on OREO operations, primarily due to a $1.9 million increase in write-downs to the value of OREO properties, largely related to a commercial property in the Puerto Rico region, and a $0.3 million decrease in income recognized from rental payments associated with OREO income-producing properties. These variances were partially offset by a $0.6 million increase in net realized gains on sales of OREO properties and a $0.3 million decrease in OREO-related operating expenses, primarily taxes, repairs, and maintenance expenses.
  A $0.7 million increase in other non-interest expenses in the table above, as compared to the fourth quarter of 2020, primarily related to a lower net periodic pension plan credit recorded in the first quarter. Net periodic pension plan and other postretirement benefit plan costs (credits), other than service costs, are recorded as part of Other non-interest expenses in the consolidated statement of income.

  A $0.4 million increase in total professional service fees, primarily due to increased costs incurred in connection with the platform used for SBA PPP loan originations and forgiveness funding, as well as increased audit fees, partially offset by a decrease in costs related to information technology and security matters as compared to the fourth quarter of 2020.

The adjusted non-interest expenses financial metric presented above is a non-GAAP financial measure. See Basis of Presentation for additional information and the reconciliation of total non-interest expenses and certain non-interest expense components to adjusted total non-interest expenses and certain adjusted non-interest expense components.

INCOME TAXES

The Corporation recorded an income tax expense of $28.0 million for the first quarter of 2021, compared to $15.4 million for the fourth quarter of 2020. The variance was primarily related to both a higher estimated effective tax rate, and a higher pre-tax income driven by the aforementioned credit loss reserve release.

The Corporation’s estimated effective tax rate, excluding entities with pre-tax losses from which a tax benefit cannot be recognized and discrete items, increased to 30.6%, compared to the effective tax rate of 17.1% as of the end of the fourth quarter of 2020, primarily due to a higher proportion of taxable income to total pre-tax income. As of March 31, 2021, the Corporation had a deferred tax asset of $306.4 million (net of a valuation allowance of $112.7 million, including a valuation allowance of $70.7 million against the deferred tax assets of the Corporation’s banking subsidiary, FirstBank).

CREDIT QUALITY

Non-Performing Assets

The following table sets forth information concerning non-performing assets for the last five quarters:

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Nonaccrual loans held for investment:
Residential mortgage	$132,339	$125,367	$122,797	$122,249	$122,903
Commercial mortgage	28,548	29,611	29,651	34,109	35,953
Commercial and Industrial	19,128	20,881	20,882	19,995	19,734
Construction	6,378	12,971	13,090	9,574	9,663
Consumer and Finance leases	14,708	16,259	14,870	18,047	24,042
Total nonaccrual loans held for investment	201,101	205,089	201,290	203,974	212,295

OREO	79,207	83,060	89,049	96,319	99,674
Other repossessed property	4,544	5,357	3,006	3,554	5,832
Total non-performing assets (1)	$284,852	$293,506	$293,345	$303,847	$317,801

Past-due loans 90 days and still accruing (2)	$160,884	$146,889	$160,066	$164,519	$132,058
Nonaccrual loans held for investment to total loans held for investment	1.73%	1.74%	1.70%	2.18%	2.35%
Nonaccrual loans to total loans	1.72%	1.73%	1.69%	2.17%	2.35%
Non-performing assets to total assets	1.47%	1.56%	1.57%	2.16%	2.44%

(1)	Excludes purchased-credit deteriorated ("PCD") loans previously accounted for under Accounting Standards Codification ("ASC") 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of the current expected credit loss ("CECL") accounting standard and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of the CECL accounting standard and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of March 31, 2021, December 31, 2020, September 30, 2020, June 30, 2020, and March 31, 2020 amounted to $ 128.4 million, $130.9 million, $133.2 million, $134.4 million, and $134.0 million respectively.
(2)	These include rebooked loans, which were previously pooled into Government National Mortgage Association ("GNMA") securities, amounting to $17.2 million (December 31, 2020 - $10.7 million; September 30, 2020 - $17.7 million; June 30, 2020 - $69.9 million; March 31, 2020 - $34.8 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Variances in credit quality metrics:

  Total non-performing assets decreased by $8.6 million to $284.9 million as of March 31, 2021, compared to $293.5 million as of December 31, 2020. Total nonaccrual loans decreased by $4.0 million to $201.1 million as of March 31, 2021, compared to $205.1 million as of December 31, 2020.

The decrease in non-performing assets consisted of:

- A $9.4 million decrease in nonaccrual commercial and construction loans, primarily due to loan repayments, including the payoff of a $6.0 million construction loan relationship in the Virgin Islands region and the payoff of a $1.4 million commercial mortgage loan in the Puerto Rico region.

- A $3.9 million decrease in the OREO portfolio balance. The decrease was driven by sales of $5.7 million, primarily residential and commercial OREO properties in the Puerto Rico region, and approximately $2.7 million of fair value and other adjustments that reduced the OREO carrying value, partially offset by additions of $4.5 million.

- A $1.6 million decrease in nonaccrual consumer loans, primarily personal loans and finance leases, driven by collections, charge-offs, and auto repossessions recorded in the first quarter, partially offset by inflows.

- A $0.8 million decrease in non-real estate repossessed assets, primarily repossessed automobiles.

Partially offset by:

- A $7.0 million increase in nonaccrual residential mortgage loans, primarily resulting from the migration of loans previously subject to the COVID-19 payment moratorium relief. The increase related to inflows was partially offset by collections, charge-offs, foreclosures, and loans restored to accrual status during the first quarter.

  Inflows to nonaccrual loans held for investment were $32.0 million, a $0.9 million decrease compared to inflows of $32.9 million in the fourth quarter of 2020. Inflows to nonaccrual residential mortgage loans were $17.3 million in the first quarter of 2021, an increase of $4.5 million compared to inflows of $12.8 million in the fourth quarter of 2020. Inflows to nonaccrual consumer loans were $10.8 million, a decrease of $0.7 million compared to inflows of $11.5 million in the fourth quarter of 2020. Inflows to nonaccrual commercial and construction loans were $3.9 million in the first quarter of 2021, a decrease of $4.8 million compared to inflows of $8.7 million in the fourth quarter of 2020. See Early Delinquency, CARES Act Modifications, and SBA PPP Loans below for additional information.
  Adversely classified commercial and construction loans increased by $49.5 million to $204.7 million as of March 31, 2021.
  Total Troubled Debt Restructured (“TDR”) loans held for investment were $460.2 million as of March 31, 2021, down $19.0 million from December 31, 2020. Approximately $373.8 million of total TDR loans held for investment were in accrual status as of March 31, 2021. These figures exclude $59.8 million of TDR residential mortgage loans guaranteed by the U.S. federal government (i.e., Federal Housing Administration and Veterans Administration loans).

Early Delinquency, CARES Act Modifications, and SBA PPP Loans

Total loans in early delinquency (i.e., 30-89 days past due loans, as defined in regulatory reporting instructions) amounted to $143.6 million as of March 31, 2021, a decrease of $5.2 million, compared to $148.8 million as of December 31, 2020. The variances by major portfolio categories were as follow:

- Residential mortgage loans in early delinquency decreased by $19.2 million to $47.9 million as of March 31, 2021, and consumer loans in early delinquency decreased by $15.4 million to $40.3 million as of March 31, 2021. The decreases reflect the combination of loans brought current during the first quarter and loans that migrated to nonaccrual status as explained above.

- Commercial and construction loans in early delinquency increased in the first quarter by $29.4 million to $55.3 million as of March 31, 2021, primarily as a result of the migration of a $19.1 million commercial mortgage loan that reached delinquent status during the first quarter and the migration of a commercial mortgage loan that is delinquent for over 30 days with respect to a final balloon payment of $14.2 million but with respect to which the Corporation continues to receive from the borrower interest and principal payments.

As of March 31, 2021, commercial loans totaling $324.1 million, or 2.78% of the balance of the total loan portfolio held for investment, were permanently modified under the provisions of Section 4013 of the CARES Act of 2020, as amended by Section 541 of the Consolidated Appropriations Act. These permanent modifications on commercial loans were primarily related to borrowers in industries with longer expected recovery times, mostly hospitality, retail and entertainment industries.

As of March 31, 2021, SBA PPP loans, net of unearned fees of $14.1 million, totaled $430.5 million. The unearned fees are being accreted into income based on the two-year contractual maturity (five years for the $222.3 million in SBA PPP loans originated after June 5, 2020). In January 2021, the SBA announced rules related to the expansion and extension of the original PPP program and the authorization of another round of PPP loans pursuant to the Consolidated Appropriations Act. During the first quarter of 2021, the Corporation originated $209.3 million in new SBA PPP loans and received forgiveness remittances of approximately $175.7 million in principal balance of SBA PPP loans originated in 2020.

Allowance for Credit Losses

The following table summarizes the activity of the allowance for credit losses (“ACL”) for on-balance sheet and off-balance sheet exposures during the first quarter of 2021 and fourth quarter of 2020:

	Quarter Ended March 31, 2021
	Loans and	Unfunded Loan		Held-to-Maturity	Availabe-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(In thousands)
Allowance for credit losses, beginning balance	$385,887	$5,105		$8,845	$1,310	401,147
Provision for credit losses (benefit) expense	(14,443)	(706)		24	(127)	(15,252)
Net charge-offs	(12,508)	-		-	-	(12,508)
Allowance for credit losses, end of period	$358,936	$4,399	(1)	$8,869	$1,183	$373,387

(1) Included in accounts payable and other liabilities.

	Quarter Ended December 31, 2020
	Loans and	Unfunded Loan		Held-to-Maturity	Availabe-for-Sale
Allowance for Credit Losses	Finance Leases	Commitments		Debt Securities	Debt Securities	Total
(In thousands)
Allowance for credit losses, beginning balance	$384,718	$6,281		$10,176	$1,386	$402,561
Provision for credit losses expense (benefit)	10,186	(1,176)		(1,331)	10	7,689
Net charge-offs	(9,017)	-		-	(86)	(9,103)
Allowance for credit losses, end of period	$385,887	$5,105	(1)	$8,845	$1,310	$401,147

(1) Included in accounts payable and other liabilities.

The main variances of the total ACL by main categories are discussed below:

Allowance for Credit Losses for Loans and Finance Leases

The following table sets forth information concerning the ACL for loans and finance leases during the periods indicated:

	Quarter Ended
(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Allowance for credit losses, beginning balance	$385,887	$384,718	$319,297	$292,774	$155,139
Impact of adopting ASC 326	-	-	-	-	81,165
Allowance for credit losses on loans and finance leases, beginning balance after CECL adoption	385,887	384,718	319,297	292,774	236,304
Provision for credit losses (benefit) expense	(14,443)	10,186	48,078	36,408	74,045
Initial allowance on PCD loans	-	-	28,744	-	-
Net (charge-offs) recoveries of loans:
Residential mortgage	(2,092)	(1,642)	(2,283)	(1,794)	(3,779)
Commercial mortgage	(740)	1,769	(3,104)	25	(84)
Commercial and Industrial	(545)	(367)	(70)	5	(10)
Construction	(9)	102	36	(54)	24
Consumer and finance leases	(9,122)	(8,879)	(5,980)	(8,067)	(13,726)
Net charge-offs	(12,508)	(9,017)	(11,401)	(9,885)	(17,575)
Allowance for credit losses on loans and finance leases, end of period	$358,936	$385,887	$384,718	$319,297	$292,774

Allowance for credit losses on loans and finance leases to period end total loans held for investment	3.08%	3.28%	3.25%	3.41%	3.24%
Net charge-offs (annualized) to average loans outstanding during the period	0.43%	0.30%	0.45%	0.43%	0.78%
Provision for credit losses on loans and finance leases to net charge-offs during the period	-1.15x	1.13x	4.22x	3.68x	4.21x

  As of March 31, 2021, the ACL for loans and finance leases was $358.9 million, down $27.0 million from December 31, 2020. The ACL net reserve release for commercial and construction loans was $15.9 million in the first quarter of 2021, primarily reflecting an improvement in the outlook of macroeconomic variables to which the reserve is correlated, including improvements in unemployment rate forecasts, and the overall decline in the size of these portfolios. In addition, there were ACL net reserve releases of $6.3 million and $4.8 million for residential mortgage and consumer loans, respectively. The net reserve release for residential mortgage loans was also driven by improved macroeconomic variables, such as unemployment rate forecasts, and the overall portfolio decrease. The net reserve release for consumer loans consisted of net charge-offs of $9.1 million, primarily taken on personal loans and credit card loans, partially offset by charges to the provision of $4.3 million recorded in the first quarter, as further explained below.

  The provision for credit losses on loans and finance leases was a net benefit of $14.4 million for the first quarter of 2021, compared to an expense of $10.2 million in the fourth quarter of 2020. The variance primarily reflects the effect of the aforementioned reserve releases in the first quarter of 2021. The following table shows the breakdown of the provision for credit losses (benefit) expense by portfolio for the first quarter of 2021 and fourth quarter of 2020:

	Quarter Ended March 31, 2021
(In thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer Loans and Finance Leases	Total

Provision for credit losses on loans and finance leases (benefit) expense	$(4,175)	$(14,588)	$4,320	$(14,443)

	Quarter Ended December 31, 2020
(In thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer Loans and Finance Leases	Total

Provision for credit losses on loans and finance leases (benefit) expense	$(9,828)	$22,286	$(2,272)	$10,186

- Provision for credit losses for the commercial and construction loan portfolio was a net benefit of $14.6 million for the first quarter of 2021, compared to an expense of $22.3 million in the fourth quarter of 2020. The net benefit recorded in the first quarter of 2021, reflects improved macroeconomic variables, primarily in the unemployment rate variable, and, to a lesser extent, the overall decrease in the size of these portfolios in the Puerto Rico region. The expense recorded in the fourth quarter of 2020 was largely driven by the deterioration in the Commercial Real Estate Price Index forecast considered in the Corporation’s reserve model that more significantly affected the commercial retail real estate portfolio.

- Provision for credit losses for the residential mortgage loan portfolio was a net benefit of $4.2 million for the first quarter of 2021, compared to a benefit of $9.8 million in the fourth quarter of 2020. Similar to the fourth quarter of 2020, the net benefit recorded in the first quarter of 2021 reflects the effect of both continued improvements in the outlook of macroeconomic variables, such as regional unemployment rate and Home Price Index, particularly in the Florida region, and the overall portfolio decrease.

- Provision for credit losses for the consumer loans and finance leases portfolio expense was $4.3 million for the first quarter of 2021, compared to a net benefit of $2.3 million in the fourth quarter of 2020. The charges to the provision in the first quarter of 2021 were primarily related to the auto loans and finance leases portfolio that, among other things, accounted for the overall increase in the size of these portfolios, as well as charges to the provision for credit card loans that, among other things, reflect deterioration in delinquency trends, partially offset by releases associated with continued improvements in macroeconomic variables. The net benefit recorded in the fourth quarter of 2020 primarily reflected the effect of reserve releases recorded for the personal loan, small loan and finance lease portfolios, driven by improvements in macroeconomic variables, such as the regional unemployment rate.

  The ratio of the ACL for loans and finance leases to total loans held for investment was 3.08% as of March 31, 2021, compared to 3.28% as of December 31, 2020. No ACL was allocated to SBA PPP loans since they are fully guaranteed. On a non-GAAP basis, excluding SBA PPP loans, the ratio of the ACL for loans and finance leases to adjusted total loans held for investment was 3.20% as of March 31, 2021 compared to 3.39% as of December 31, 2020. The ratio of the total allowance for credit losses for loans and finance leases to nonaccrual loans held for investment was 178.49% as of March 31, 2021, compared to 188.16% as of December 31, 2020.

The following table sets forth information concerning the composition of the Corporation’s ACL for loans and finance leases as of March 31, 2021 and December 31, 2020 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Loans (including Commercial Mortgage, C&I, and Construction)	Consumer and Finance Leases	Total

As of March 31, 2021

Total loans held for investment:
Amortized cost	$3,395,081	$5,590,589	$2,656,189	$11,641,859
Allowance for credit losses on loans	114,044	136,784	108,108	358,936
Allowance for credit losses on loans to amortized cost	3.36%	2.45%	4.07%	3.08%

As of December 31, 2020

Total loans held for investment:
Amortized cost	$3,521,954	$5,645,692	$2,609,643	$11,777,289
Allowance for credit losses on loans	120,311	152,666	112,910	385,887
Allowance for credit losses on loans to amortized cost	3.42%	2.70%	4.33%	3.28%

Net Charge-Offs

The following table presents ratios of annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020

Residential mortgage	0.24%	0.18%	0.29%	0.25%	0.52%

Commercial mortgage	0.13%	-0.31%	0.73%	-0.01%	0.02%

Commercial and Industrial	0.07%	0.05%	0.01%	0.00%	0.00%

Construction	0.02%	-0.21%	-0.08%	0.13%	-0.08%

Consumer and finance leases	1.39%	1.37%	1.00%	1.41%	2.38%

Total loans	0.43%	0.30%	0.45%	0.43%	0.78%

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected in subsequent periods.

Net charge-offs were $12.5 million for the first quarter of 2021, or an annualized 0.43% of average loans, compared to $9.0 million, or an annualized 0.30% of average loans, in the fourth quarter of 2020. The increase of $3.5 million in net charge-offs consisted of:

  A $2.8 million increase in commercial and construction loan net charge-offs, as the Corporation recorded net charge-offs of $1.3 million in the first quarter of 2021 compared to net recoveries of $1.5 million in the fourth quarter of 2020. Approximately $0.7 million of the net charge-offs recorded in the first quarter was related to the $28.2 million in criticized commercial loan participations transferred to held for sale. The commercial and construction loan loss net recoveries in the fourth quarter of 2020 included recoveries totaling $3.9 million in connection with the repayment and cancellation of two nonaccrual commercial loans.
  A $0.5 million increase in residential mortgage loan net charge-offs, primarily related to a higher amount of charge-offs taken on collateral dependent loans with high delinquency levels and foreclosures.
  A $0.2 million increase in consumer loan net charge-offs, primarily reflecting increases in charge-offs taken on small personal loans and credit card loans.

Allowance for Credit Losses for Unfunded Loan Commitments

The Corporation estimates expected credit losses over the contractual period during which the Corporation is exposed to credit risk as a result of a contractual obligation to extend credit, such as pursuant to unfunded loan commitments and standby letters of credit for commercial and construction loans, unless the obligation is unconditionally cancellable by the Corporation. The ACL for off-balance sheet credit exposures is adjusted as a provision for credit loss expense. As of March 31, 2021, the ACL for off-balance sheet credit exposures was $4.4 million, down $0.7 million from $5.1 million as of December 31, 2020. The decrease was mainly in connection with a construction loan commitment due to improvements in the outlook of macroeconomic variables.

Allowance for Credit Losses for Held-to-Maturity Debt Securities

As of March 31, 2021, the held-to-maturity debt securities portfolio consisted of Puerto Rico municipal bonds. As of March 31, 2021, the ACL for held-to-maturity debt securities was $8.9 million, relatively flat compared to $8.8 million as of December 31, 2020.

Allowance for Credit Losses for Available-for-Sale Debt Securities

As of March 31, 2021, the ACL for available-for-sale debt securities was $1.2 million, relatively flat compared to $1.3 million as of December 31, 2020.

STATEMENT OF FINANCIAL CONDITION

Total assets were approximately $19.4 billion as of March 31, 2021, up $620.7 million from December 31, 2020.

The following variances within the main components of total assets are noted:

  A $763.9 million increase in investment securities, mainly driven by purchases of U.S. agencies MBS and U.S. agencies callable and bullet debentures totaling $1.4 billion during the first quarter, partially offset by approximately $202.1 million of U.S. agencies bonds that were called prior to maturity during the first quarter, prepayments of $314.1 million of U.S. agencies MBS, and a $98.9 million decrease in the fair value of available-for-sale investment securities attributable to changes in market interest rates. The purchases of investment securities reflect, to some extent, the deployment of liquidity obtained from the growth in deposits.
  A $24.3 million increase in cash and cash equivalents attributable to the liquidity obtained from the growth in deposits and loan repayments, partially offset by the deployment of some cash balances into U.S. agencies MBS and debt securities, as well as the repayment of brokered CDs upon maturity.
  A $129.7 million decrease in total loans. The decrease consisted of reductions of $125.6 million in the Puerto Rico region and $15.5 million in the Virgin Islands region, partially offset by an $11.4 million increase in the Florida region. On a portfolio basis, the decrease consisted of reductions of $134.5 million in residential mortgage loans, and $41.7 million in commercial and construction loans (net of a $24.5 million increase in the SBA PPP loan portfolio), partially offset by an increase of $46.5 million in consumer loans. As further discussed below, the decrease in commercial and construction loans reflects, among other things, the effect of the aforementioned sale of a $14.3 million criticized commercial loan participation in the Florida region, the aforementioned repayment of a $6.0 million nonaccrual construction relationship, as well as large repayments for certain term loans and revolving lines of credit in the Puerto Rico region, partially offset by new loan originations, primarily in the Florida region.

The decrease in the Puerto Rico region consisted of reductions of $99.7 million in residential mortgage loans, and $75.3 million in commercial and construction loans (net of a $5.5 million increase in the SBA PPP loan portfolio), partially offset by an increase of $49.4 million in consumer loans, primarily auto loans and finance leases. The decline in the residential mortgage loan portfolio in the Puerto Rico region reflects the effect of repayments and charge-offs, which more than offset the volume of new loan originations kept on the balance sheet. Approximately 92% of the $131.4 million in residential mortgage loan originations in the Puerto Rico region during the first quarter of 2021 consisted of conforming loan originations and refinancings. Conforming mortgage loans are generally originated with the intent to sell in the secondary market to GNMA and U.S. government-sponsored agencies. The growth in consumer loans was driven by new loan originations, primarily auto loans and finance leases, partially offset by reductions in personal loans and credit card loans balances. Excluding the $5.5 million increase in the SBA PPP loan portfolio, commercial and construction loans in the Puerto Rico region decreased by $80.8 million, driven by several commercial term loans individually in excess of $1 million that were paid off in the first quarter and totaled approximately $31.8 million, principal repayments that reduced by $34.5 million the balance of revolving lines of credits related to four commercial and industrial relationships, and additional repayments, which more than offset the volume of new loans originations.

The decrease in total loans in the Virgin Islands region consisted of reductions of $7.2 million in residential mortgage loans, and $8.7 million in commercial and construction loans (including a $0.2 million decrease in the SBA PPP loan portfolio), partially offset by a $0.4 million increase in the balance of consumer loans. The decrease in commercial and construction loans reflects, among other things, the aforementioned $6.0 million repayment of a nonaccrual construction relationship.

The increase in total loans in the Florida region consisted of an increase of $42.3 million in commercial and construction loans, partially offset by reductions of $27.6 million in residential mortgage loans and $3.3 million in consumer loans. The increase in the commercial and construction loan portfolio included a $19.2 million increase in the SBA PPP loan portfolio. Excluding the increase in the SBA PPP loan portfolio, commercial and construction loans in the Florida region increased by $23.1 million, driven by the origination of several commercial loans individually in excess of $10 million related to three commercial and industrial relationships and totaled $47.0 million, partially offset by the sale of a $14.3 million criticized commercial loan participation and loans repayments.

Total loan originations, including refinancings, renewals and draws from existing commitments (excluding credit card utilization activity), amounted to $1.2 billion in the first quarter of 2021, compared to $1.5 billion in the fourth quarter of 2020. During the first quarter of 2021, the Corporation originated SBA PPP loans totaling $209.3 million. Excluding SBA PPP loans and $184.4 million of Main Street loans originated in the fourth quarter of 2020, total loan originations decreased by $280.0 million from $1.3 billion in the fourth quarter of 2020 to $1.0 billion in the first quarter of 2021, consisting of: (i) a $292.7 million decrease in commercial and construction loan originations, primarily related to a lower volume of new loans, refinancings and renewals in the Puerto Rico region, (ii) an $11.1 million decrease in residential mortgage loan originations, primarily in the Florida region; and (iii) a $23.8 million increase in consumer loan originations, primarily auto loans and finance leases in the Puerto Rico region.

Total loan originations in the Puerto Rico region amounted to $966.8 million in the first quarter of 2021, compared to $1.2 billion in the fourth quarter of 2020. Total loan originations in the Puerto Rico region during the first quarter of 2021 included $136.2 million of SBA PPP loans. Excluding SBA PPP loans and $54.1 million of Main Street loans originated in the fourth quarter of 2020, total loan originations in the Puerto Rico region decreased by $266.4 million from $1.1 billion in the fourth quarter of 2020 to $830.6 million in the first quarter of 2021, consisting of: (i) a $287.3 million decrease in commercial and construction loan originations, including the effect of a lower level of new loan originations, as compared to the fourth quarter of 2020, as well as a decrease in the volume of loan refinancings and renewals; (ii) a $2.1 million decrease in residential mortgage loan originations; and (iii) a $23.0 million increase in consumer loan originations.

Total loan originations in the Florida region amounted to $249.4 million in the first quarter of 2021, compared to $325.7 million in the fourth quarter of 2020. Total loan originations in the Florida region during the first quarter of 2021 included $61.8 million of SBA PPP loans. Excluding SBA PPP loans and $130.2 million of Main Street loans originated in the fourth quarter of 2020, total loan originations in the Florida region decreased by $7.8 million from $195.4 million in the fourth quarter of 2020 to $187.6 million in the first quarter of 2021, consisting of: (i) a $9.2 million decrease in residential mortgage loan originations; (ii) a $1.1 million increase in commercial and construction loan originations, primarily related to a higher balance of new loan originations, as compared to the fourth quarter, partially offset by a lower volume of commercial loan renewals and utilization of construction credit facilities; and (iii) a $0.3 million increase in consumer loan originations.

Total loan originations in the Virgin Islands region amounted to $28.3 million in the first quarter of 2021, compared to $22.9 million in the fourth quarter of 2020. Total loan originations in the Virgin Islands region during the first quarter of 2021 included $11.3 million of SBA PPP loans. Excluding SBA PPP loans, total loan originations in the Virgin Islands region decreased by $5.8 million from $22.9 million in the fourth quarter of 2020 to $17.1 million in the first quarter of 2021, consisting of: (i) a $6.6 million decrease in commercial and construction loan originations, driven by a lower utilization of a line of credit of a government unit; (ii) a $0.6 million increase in consumer loan originations; and (iii) a $0.2 million increase in residential mortgage loan originations.

Total liabilities were approximately $17.2 billion as of March 31, 2021, up $675.4 million from December 31, 2020.

The increase in total liabilities was mainly due to:

  A $472.3 million increase in total deposits, excluding brokered deposits and government deposits, consisting of increases of $415.2 million in the Puerto Rico region, $47.5 million in the Virgin Islands region, and $9.6 million in the Florida region. On a deposit type basis, there were increases of $505.8 million in demand deposits, reflecting increases across all regions, and $107.7 million in savings deposits, primarily in the Puerto Rico region, partially offset by a $141.2 million decrease in retail CDs, reflecting decreases across all regions.
  A $252.0 million increase in government deposits, consisting of increases of $251.8 million in the Puerto Rico region and $0.6 million in the Florida region, partially offset by a reduction of $0.4 million in the Virgin Islands region. The increase in the Puerto Rico region was primarily related to increases in transactional account balances of government public corporations that reflect, among other things, the funds received by government entities from federal disaster recovery funding allocated to Puerto Rico.

Partially offset by:

  A $31.3 million decrease in brokered deposits, reflecting maturities of approximately $54.1 million of brokered CDs, with an all-in cost of 2.32%, that were paid off during the first quarter, partially offset by a $22.8 million increase in the balance of non-maturity brokered money market deposit accounts maintained by a deposit broker.

Total stockholders’ equity amounted to $2.2 billion as of March 31, 2021, a decrease of $54.8 million from December 31, 2020. The decrease was driven by a $98.9 million decrease in the fair value of available-for-sale investment securities recorded as part of Other comprehensive (loss) income in the consolidated statements of financial condition, and common and preferred stock dividends declared in the first quarter totaling $16.0 million, partially offset by earnings generated in the first quarter.

As of March 31, 2021, capital ratios exceeded the required regulatory levels for bank holding companies and well-capitalized banks. The Corporation’s preliminary estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios under the Basel III rules were 17.68%, 17.99%, 20.73% and 11.36%, respectively, as of March 31, 2021, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 17.31%, 17.61%, 20.37%, and 11.26%, respectively, as of December 31, 2020.

Meanwhile, the preliminary estimated common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of our banking subsidiary, FirstBank Puerto Rico, were 16.41%, 18.99%, 20.24%, and 12.00%, respectively, as of March 31, 2021, compared to common equity tier 1 capital, tier 1 capital, total capital and leverage ratios of 16.05%, 18.65%, 19.91% and 11.92%, respectively, as of December 31, 2020.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 10.90% as of March 31, 2021, compared to 11.54% as of December 31, 2020.

The following table presents a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2020	2020	2020	2020
Tangible Equity:
Total equity - GAAP	$2,220,425	$2,275,179	$2,225,282	$2,214,834	$2,199,751
Preferred equity	(36,104)	(36,104)	(36,104)	(36,104)	(36,104)
Goodwill	(38,611)	(38,632)	(34,401)	(28,098)	(28,098)
Purchased credit card relationship intangible	(3,768)	(4,733)	(5,789)	(2,668)	(3,141)
Core deposit intangible	(34,339)	(35,842)	(37,749)	(3,086)	(3,287)
Insurance customer relationship intangible	(280)	(318)	(355)	(394)	(432)

Tangible common equity	$2,107,323	$2,159,550	$2,110,884	$2,144,484	$2,128,689

Tangible Assets:
Total assets - GAAP	$19,413,734	$18,793,071	$18,659,768	$14,096,406	$13,047,977
Goodwill	(38,611)	(38,632)	(34,401)	(28,098)	(28,098)
Purchased credit card relationship intangible	(3,768)	(4,733)	(5,789)	(2,668)	(3,141)
Core deposit intangible	(34,339)	(35,842)	(37,749)	(3,086)	(3,287)
Insurance customer relationship intangible	(280)	(318)	(355)	(394)	(432)

Tangible assets	$19,336,736	$18,713,546	$18,581,474	$14,062,160	$13,013,019

Common shares outstanding	218,629	218,235	218,229	218,158	218,161

Tangible common equity ratio	10.90%	11.54%	11.36%	15.25%	16.36%
Tangible book value per common share	$9.64	$9.90	$9.67	$9.83	$9.76

Exposure to Puerto Rico Government

As of March 31, 2021, the Corporation had $391.1 million of direct exposure to the Puerto Rico Government, its municipalities and public corporations, compared to $394.8 million as of December 31, 2020. As of March 31, 2021, approximately $201.4 million of the exposure consisted of loans and obligations of municipalities in Puerto Rico that are supported by assigned property tax revenues and for which, in most cases, the good faith, credit and unlimited taxing power of the applicable municipality have been pledged to their repayment, and $132.9 million consisted of municipal revenue or special obligation bonds. The Corporation’s total direct exposure to the Puerto Rico Government also included $13.5 million in loans extended to an affiliate of a public corporation, $39.4 million in loans of an agency of the Puerto Rico central government, and obligations of the Puerto Rico Government, specifically a residential pass-through MBS issued by the Puerto Rico Housing Finance Authority (“PRHFA”), at an amortized cost of $3.9 million (fair value of $2.8 million as of March 31, 2021), included as part of the Corporation’s available-for-sale investment securities portfolio. This residential pass-through MBS issued by the PRHFA is collateralized by certain second mortgages and had an unrealized loss of $1.1 million as of March 31, 2021, of which $0.3 million is due to credit deterioration and was charged against earnings through an ACL during 2020.

The aforementioned exposure to municipalities in Puerto Rico included $189.7 million of financing arrangements with Puerto Rico municipalities that were issued in bond form but underwritten as loans with features that are typically found in commercial loans. These bonds are accounted for as held-to-maturity investment securities. As of March 31, 2021, the ACL for these securities was $8.9 million, relatively flat compared to $8.8 million as of December 31, 2020.

As of March 31, 2021, the Corporation had $2.0 billion of public sector deposits in Puerto Rico, compared to $1.8 billion as of December 31, 2020. Approximately 19% of the public sector deposits as of March 31, 2021 was from municipalities and municipal agencies in Puerto Rico and 81% was from public corporations, the Puerto Rico central government and agencies, and U.S. federal government agencies in Puerto Rico.

Conference Call / Webcast Information

First BanCorp’s senior management will host an earnings conference call and live webcast on Monday, April 26, 2021, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast through the investor relations section of the Corporation’s web site: www.1firstbank.com or through a dial-in telephone number at (877) 506-6537 or (412) 380–2001 for international callers. The Corporation recommends that listeners go to the web site at least 15 minutes prior to the call to download and install any necessary software. Following the webcast presentation, a question and answer session will be made available to research analysts and institutional investors. A replay of the webcast will be archived in the investor relations section of First BanCorp’s website, www.1firstbank.com, until April 26, 2022. A telephone replay will be available one hour after the end of the conference call through May 26, 2021 at (877) 344-7529 or (412) 317-0088 for international callers. The replay access code is 10154496.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic, operational and financial performance. The words or phrases “expect,” “anticipate,” “intend,” “should,” “would,” “believe” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. The Corporation cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advises readers that these forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, including, but not limited to, the following, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements: uncertainties relating to the impact of the COVID-19 pandemic, including recent increases in, and any additional waves of, COVID-19 cases, new variants of the virus, and the efficacy of a vaccine and treatments for the disease, on the Corporation’s business, operations, employees, credit quality, financial condition and net income, including because of uncertainties as to the extent and duration of the pandemic and the impact of the pandemic on consumer spending, borrowing and saving habits, the underemployment and unemployment rates, which can adversely affect repayment patterns, the Puerto Rico economy and the global economy, as well as the risk that the COVID-19 pandemic may exacerbate any other factor that could cause our actual results to differ materially from those expressed in or implied by any forward-looking statements; the success of our preventative actions to protect the Corporation’s information and that of its customers in response to the cyber incident that we experienced in 2020, including the integrity of our data and data security systems, increased mitigation costs or an adverse effect on our reputation; risks related to the effect on the Corporation and its customers of governmental, regulatory, or central bank responses to COVID-19 and the Corporation’s participation in any such responses or programs, such as the SBA PPP established by the CARES Act of 2020, including any judgments, claims, damages, penalties, fines or reputational damage resulting from claims or challenges against the Corporation by governments, regulators, customers or otherwise, relating to the Corporation’s participation in any such responses or programs; risks, uncertainties and other factors related to the Corporation’s recent acquisition of BSPR, including the risk that costs, expenses, and the use of resources associated with the acquisition may be higher than expected, the risks that the Corporation’s integration of procedures, personnel and systems, such as the Corporation’s internal control over financial reporting, of BSPR into FirstBank is not effective, thus risking the economic success resulting from the transaction and the risk that the Corporation may not realize, either fully or on a timely basis, the cost savings and any other synergies from the acquisition that the Corporation expected, such as because of deposit attrition, customer loss and/or revenue loss following the acquisition, including because of the impact of the COVID-19 pandemic on customers; uncertainty as to the ultimate outcomes of actions taken, or those that may be taken, by the Puerto Rico government, or the oversight board established by the Puerto Rico Oversight, Management, and Economic Stability Act (“PROMESA”) to address the Commonwealth of Puerto Rico’s financial problems, including a court-supervised debt restructuring process similar to U.S. bankruptcy protection undertaken pursuant to Title III of PROMESA, the designation by the PROMESA oversight board of Puerto Rico municipalities as instrumentalities covered under PROMESA, the effects of measures included in the Puerto Rico government fiscal plan, or any revisions to it, on our clients and loan portfolios, and any potential impact from future economic or political developments in Puerto Rico; changes in economic and business conditions, including those caused by the COVID-19 pandemic, or other global or regional health crises as well as past or future natural disasters, that directly or indirectly affect the financial health of the Corporation’s customer base in the geographic areas we serve and may result in increased costs or losses of property and equipment and other assets; the impact that a slowing economy and increased unemployment or underemployment may have on the performance of our loan and lease portfolio, the market price of our investment securities, the availability of sources of funding and the demand for our products; uncertainty as to the availability of certain funding sources, such as brokered CDs; the effect of deteriorating economic conditions in the real estate markets and the consumer and commercial sectors, which may be exacerbated by unemployment and underemployment and government restrictions imposed as a result of the COVID-19 pandemic, and their impact on the credit quality of the Corporation’s loans and other assets, which have contributed and may continue to contribute to, among other things, higher than targeted levels of non-performing assets, charge-offs and provisions for credit losses, and may subject the Corporation to further risk from loan defaults and foreclosures; the impact of changes in accounting standards or assumptions in applying those standards, including the impact of the COVID-19 pandemic on forecasts of economic variables considered for the determination of the allowance for credit losses required by the CECL accounting standard; the ability of FirstBank to realize the benefits of its net deferred tax assets; the ability of FirstBank to generate sufficient cash flow to make dividend payments to the Corporation; adverse changes in general economic conditions in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including the interest rate environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, including as a result of the COVID-19 pandemic, which may further reduce interest margins, affect funding sources and demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues and earnings and the value of the Corporation’s assets; uncertainty related to the effect of the discontinuation of the London Interbank Offered Rate beginning at the end of 2021; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; the risk that additional portions of the unrealized losses in the Corporation’s investment portfolio are determined to be credit-related, resulting in additional charges to the provision for credit losses on the Corporation’s remaining $3.9 million exposure to the Puerto Rico government’s debt securities held as part of the available-for-sale securities portfolio; uncertainty about legislative, tax or regulatory changes that affect financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, including as a result of the change in the political landscape resulting from the 2020 elections in the U.S. and Puerto Rico, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; changes in the fiscal and monetary policies and regulations of the U.S. federal government and the Puerto Rico and other governments, including those determined by the Federal Reserve Board, the New York FED, the Federal Deposit Insurance Corporation (the “FDIC”), government-sponsored housing agencies, and regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of the Corporation’s internal controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the Corporation’s ability to identify and prevent cyber-security incidents, such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, a failure of which resulted in a cyber incident during 2020, and the occurrence of any of which may result in misuse or misappropriation of confidential or proprietary information, and could result in the disruption or damage to our systems, increased costs and losses or an adverse effect to our reputation; the risk that the FDIC may increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses; the impact on the Corporation’s results of operations and financial condition of business acquisitions, such as the recent acquisition of BSPR, and dispositions; a need to recognize impairments on the Corporation’s financial instruments, goodwill and other intangible assets relating to business acquisitions, including as a result of the COVID-19 pandemic; the effect of changes in the interest rate environment, including as a result of the impact of the COVID-19 pandemic, on the global economy, on the Corporation’s businesses, business practices and results of operations; the risk that the impact of the occurrence of any of these uncertainties on the Corporation’s capital would preclude further growth of the Bank and preclude the Corporation’s Board of Directors from declaring dividends; uncertainty as to whether FirstBank will be able to continue to satisfy its regulatory requirements regarding, among other things, its asset quality, liquidity plans, maintenance of capital levels and compliance with applicable laws, regulations, and related requirements; and general competitive factors and industry consolidation. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. Non-GAAP financial measures are used when management believes they will be helpful to an investor’s understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation of the non-GAAP financial measure to the comparable GAAP financial measure, can be found in the text or in the tables in or attached to this earnings release. Any analysis of these non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP financial measures that management believes are generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Tangible assets are total assets less goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible and the insurance customer relationship intangible. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Accordingly, the Corporation believes that disclosure of these financial measures may be useful to investors. Neither tangible common equity nor tangible assets, or the related measures, should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets, and any other related measures may differ from that of other companies reporting measures with similar names.

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management uses and believes that investors may find useful in analyzing underlying performance trends, particularly in times of economic stress, including as a result of natural catastrophes, such as the hurricanes that affected the Corporation’s service areas in 2017 and the earthquakes experienced in Puerto Rico in early 2020, or health epidemics, such as the COVID-19 pandemic in 2020 and 2021. Adjusted pre-tax, pre-provision income, as defined by management, represents income before income taxes adjusted to exclude the provisions for credit losses on loans, finance leases and debt securities and any gains or losses on sales of investment securities. In addition, from time to time, earnings are also adjusted for certain items regarded as Special Items, such as merger and restructuring costs in connection with the acquisition of BSPR and related integration and restructuring efforts, costs incurred in connection with the COVID-19 pandemic response efforts, and hurricane-related insurance recoveries, because management believes these items are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

Net Interest Income, Excluding Valuations, and on a Tax-Equivalent Basis

Net interest income, interest rate spread, and net interest margin are reported excluding the changes in the fair value of derivative instruments and on a tax-equivalent basis in order to provide to investors the additional information about the Corporation’s net interest income that management uses and believes should facilitate comparability and analysis of the periods presented. The changes in the fair value of derivative instruments have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax-equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread, and net interest margin on a fully tax-equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and tax-exempt loans, on a common basis that facilitates comparison of results to the results of peers.

The following table reconciles net interest income in accordance with GAAP to net interest income excluding valuations, and net interest income on a tax-equivalent basis for the first quarter of 2021 and the fourth and first quarters of 2020. The table also reconciles net interest spread and net interest margin to these items excluding valuations, and on a tax-equivalent basis.

(Dollars in thousands)	Quarter Ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net Interest Income
Interest income - GAAP	$194,642	$198,700	$165,264
Unrealized (gain) loss on
derivative instruments	(25)	(9)	-
Interest income excluding valuations	194,617	198,691	165,264
Tax-equivalent adjustment	4,552	5,308	5,652
Interest income on a tax-equivalent basis and excluding valuations	$199,169	$203,999	$170,916

Interest expense - GAAP	18,377	20,933	26,615

Net interest income - GAAP	$176,265	$177,767	$138,649

Net interest income excluding valuations	$176,240	$177,758	$138,649

Net interest income on a tax-equivalent basis and excluding valuations	$180,792	$183,066	$144,301

Average Balances
Loans and leases	$11,768,266	$11,843,157	$8,997,418
Total securities, other short-term investments and interest-bearing cash balances	6,510,960	6,057,360	3,055,546
Average interest-earning assets	$18,279,226	$17,900,517	$12,052,964

Average interest-bearing liabilities	$11,815,179	$11,704,166	$8,009,199

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.32%	4.42%	5.51%
Average rate on interest-bearing liabilities - GAAP	0.63%	0.71%	1.34%
Net interest spread - GAAP	3.69%	3.71%	4.17%
Net interest margin - GAAP	3.91%	3.95%	4.63%

Average yield on interest-earning assets excluding valuations	4.32%	4.42%	5.51%
Average rate on interest-bearing liabilities excluding valuations	0.63%	0.71%	1.34%
Net interest spread excluding valuations	3.69%	3.71%	4.17%
Net interest margin excluding valuations	3.91%	3.95%	4.63%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.42%	4.53%	5.70%
Average rate on interest-bearing liabilities excluding valuations	0.63%	0.71%	1.34%
Net interest spread on a tax-equivalent basis and excluding valuations	3.79%	3.82%	4.36%
Net interest margin on a tax-equivalent basis and excluding valuations	4.01%	4.07%	4.82%

Financial measures adjusted to exclude the effect of Special Items that management believes are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts.

To supplement the Corporation’s financial statements presented in accordance with GAAP, the Corporation uses, and believes that investors would benefit from disclosure of, non-GAAP financial measures that reflect adjustments to net income and non-interest expenses to exclude items that management identifies as Special Items because management believes they are not reflective of core operating performance, are not expected to reoccur with any regularity or may reoccur at uncertain times and in uncertain amounts. This press release includes the following non-GAAP financial measures for the first quarter of 2021 and the fourth and first quarters of 2020 that reflect the described items that were excluded for one of those reasons:

  Adjusted net income – The adjusted net income amounts for the first quarter of 2021 and the fourth and first quarters of 2020 reflect the following exclusions:

- Merger and restructuring costs of $11.3 million, $12.3 million, and $0.8 million recorded in the first quarter of 2021, fourth quarter of 2020, and first quarter of 2020, respectively, related to transaction costs and restructuring initiatives in connection with the acquisition of BSPR.

- COVID-19 pandemic-related expenses of $1.2 million, $1.1 million and $0.4 million in the first quarter of 2021, fourth quarter of 2020, and first quarter of 2020, respectively.

- Loss of $0.2 million and gain of $8.2 million on the sales of U.S. agencies MBS recorded in the fourth quarter of 2020 and first quarter of 2020, respectively.

- Benefit of $1.2 million recorded in the first quarter of 2020 resulting from insurance recoveries associated with expenses related to Hurricanes Irma and Maria.

- The tax-related effects of all of the pre-tax items mentioned in the above bullets as follows:

  Tax benefit of $4.2 million, $4.6 million and $0.3 million in the first quarter of 2021, fourth quarter of 2020, and first quarter of 2020, respectively, related to merger and restructuring costs in connection with the acquisition of BSPR (calculated based on the statutory tax rate of 37.5%).
  Tax benefit of $0.5 million, $0.4 million, and $0.1 million in the first quarter of 2021, fourth quarter of 2020, and first quarter of 2020, respectively, in connection with COVID-19 pandemic-related expenses (calculated based on the statutory tax rate of 37.5%).
  Tax expense of $0.4 million in the first quarter of 2020 related to the benefit of hurricane-related insurance recoveries (calculated based on the statutory tax rate of 37.5%).
  No tax benefit/expense was recorded for the loss/gain on sales of U.S. agencies MBS in the fourth and first quarters of 2020. Those sales were recorded at the tax-exempt international banking entity subsidiary level.

  Adjusted non-interest expenses – The following tables reconcile for the first quarter of 2021 and fourth quarter of 2020 the non-interest expenses to adjusted non-interest expenses, which is a non-GAAP financial measure that excludes the relevant Special Items identified above:
(In thousands)
First Quarter 2021	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic- Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$133,301	$11,267	$1,209	$120,825
Employees' compensation and benefits	50,842	-	27	50,815
Occupancy and equipment	24,242	-	1,039	23,203
Business promotion	2,970	-	18	2,952
Professional service fees	17,701	-	-	17,701
Taxes, other than income taxes	6,199	-	125	6,074
Insurance and supervisory fees	4,350	-	-	4,350
Net loss on other real estate owned operations	1,898	-	-	1,898
Merger and restrucuring costs	11,267	11,267	-	-
Other non-interest expenses	13,832	-	-	13,832

(In thousands)
Fourth Quarter 2020	Non-Interest Expenses (GAAP)	Merger and Restructuring Costs	COVID-19 Pandemic- Related Expenses	Adjusted (Non-GAAP)

Non-interest expenses	$134,762	$12,321	$1,125	$121,316
Employees' compensation and benefits	51,618	-	8	51,610
Occupancy and equipment	24,066	-	961	23,105
Business promotion	3,163	-	38	3,125
Professional service fees	17,309	-	1	17,308
Taxes, other than income taxes	5,795	-	113	5,682
Insurance and supervisory fees	4,620	-	-	4,620
Net loss on other real estate owned operations	580	-	-	580
Merger and restrucuring costs	12,321	12,321	-	-
Other non-interest expenses	15,290	-	4	15,286

  Allowance for credit losses on loans and finance leases to adjusted total loans held for investment ratio - The following table reconciles the ratio of the ACL on loans and finance leases to adjusted total loans held for investment, excluding SBA PPP loans, as of March 31, 2021 and December 31, 2020:

	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of March 31, 2021

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$358,936	$11,641,859
Less:
SBA PPP loans	-	430,493
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$358,936	$11,211,366

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	3.08%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	3.20%

	Allowance for credit losses for loans and finance leases to Loans Held for Investment (GAAP to Non-GAAP reconciliation)

	As of December 31, 2020

(In thousands)	Allowance for Credit Losses for Loans and Finance Leases	Loans Held for Investment

Allowance for credit losses for loans and finance leases and loans held for investment (GAAP)	$385,887	$11,777,289
Less:
SBA PPP loans	-	405,953
Allowance for credit losses for loans and finance leases and adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	$385,887	$11,371,336

Allowance for credit losses for loans and finance leases to loans held for investment (GAAP)	3.28%
Allowance for credit losses for loans and finance leases to adjusted loans held for investment, excluding SBA PPP loans (Non-GAAP)	3.39%

Management believes that the presentation of adjusted net income, adjusted non-interest expenses and adjustments to the various components of non-interest expenses, and the ratio of allowance for credit losses to adjusted total loans held for investment enhances the ability of analysts and investors to analyze trends in the Corporation’s business and understand the performance of the Corporation. In addition, the Corporation may utilize these non-GAAP financial measures as guides in its budgeting and long-term planning process.

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	As of
	March 31,	December 31,
(In thousands, except for share information)	2021	2020
ASSETS

Cash and due from banks	$1,515,232	$1,433,261

Money market investments:
Time deposits with other financial institutions	300	300
Other short-term investments	2,632	60,272
Total money market investments	2,932	60,572

Investment securities available for sale, at fair value (allowance for credit losses of $1,183 as of March 31, 2021;
$1,310 as of December 31, 2020)	5,406,790	4,647,019

Investment securities held to maturity, at amortized cost, net of allowance for credit losses of $8,869 as of March 31, 2021
and $8,845 as of December 31, 2020	180,811	180,643

Equity securities	41,558	37,588

Total investment securities	5,629,159	4,865,250

Loans, net of allowance for credit losses of $358,936
(December 31, 2020 - $385,887)	11,282,923	11,391,402
Loans held for sale, at lower of cost or market	56,070	50,289
Total loans, net	11,338,993	11,441,691

Premises and equipment, net	154,684	158,209
Other real estate owned	79,207	83,060
Accrued interest receivable on loans and investments	61,511	69,505
Deferred tax asset, net	306,373	329,261
Goodwill	38,611	38,632
Intangible assets	38,387	40,893
Other assets	248,645	272,737
Total assets	$19,413,734	$18,793,071

LIABILITIES

Deposits:
Non-interest-bearing deposits	$5,026,468	$4,546,123
Interest-bearing deposits	10,983,968	10,771,260
Total deposits	16,010,436	15,317,383
Securities sold under agreements to repurchase	300,000	300,000
Advances from the Federal Home Loan Bank (FHLB)	440,000	440,000
Other borrowings	183,762	183,762
Accounts payable and other liabilities	259,111	276,747
Total liabilities	17,193,309	16,517,892

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares; issued 22,828,174 shares;
outstanding 1,444,146 shares; aggregate liquidation value of $36,104	36,104	36,104

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued, 223,630,957 shares
(December 31, 2020 - 223,034,348 shares issued)	22,363	22,303
Less: Treasury stock (at par value)	(500)	(480)

Common stock outstanding, 218,628,862 shares outstanding
(December 31, 2020 - 218,235,064 shares outstanding)	21,863	21,823
Additional paid-in capital	945,476	946,476
Retained earnings	1,260,456	1,215,321
Accumulated other comprehensive (loss) income	(43,474)	55,455
Total stockholders' equity	2,220,425	2,275,179
Total liabilities and stockholders' equity	$19,413,734	$18,793,071

FIRST BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2021	2020	2020

Net interest income:
Interest income	$ 194,642	$ 198,700	$ 165,264
Interest expense	18,377	20,933	26,615
Net interest income	176,265	177,767	138,649
Provision for credit losses (benefit) expense:
Loans	(14,443)	10,186	74,045
Unfunded loan commitments	(706)	(1,176)	1,819
Debt securities	(103)	(1,319)	1,502
Provision for credit losses (benefit) expense	(15,252)	7,691	77,366
Net interest income after provision for credit losses	191,517	170,076	61,283

Non-interest income:
Service charges on deposit accounts	8,304	8,332	5,957
Mortgage banking activities	7,273	7,551	3,788
Net (loss) gain on investments	-	(182)	8,247
Other non-interest income	15,379	14,499	12,208
Total non-interest income	30,956	30,200	30,200

Non-interest expenses:
Employees' compensation and benefits	50,842	51,618	42,859
Occupancy and equipment	24,242	24,066	15,127
Business promotion	2,970	3,163	3,622
Professional service fees	17,701	17,309	11,793
Taxes, other than income taxes	6,199	5,795	3,880
Insurance and supervisory fees	4,350	4,620	2,609
Net loss on other real estate owned operations	1,898	580	1,188
Merger and restructuring costs	11,267	12,321	845
Other non-interest expenses	13,832	15,290	10,261
Total non-interest expenses	133,301	134,762	92,184

Income (loss) before income taxes	89,172	65,514	(701)
Income tax (expense) benefit	(28,022)	(15,376)	2,967

Net income	$ 61,150	$ 50,138	$ 2,266

Net income attributable to common stockholders	$ 60,481	$ 49,469	$ 1,597

Earnings per common share:

Basic	$ 0.28	$ 0.23	$ 0.01
Diluted	$ 0.28	$ 0.23	$ 0.01

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and the British Virgin Islands and Florida, and of FirstBank Insurance Agency. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp. and First Express, both small loan companies. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol FBP. Additional information about First BanCorp. may be found at www.1firstbank.com.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except per share amounts and financial ratios)	Quarter Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Condensed Income Statements:
Total interest income	$194,642	$198,700	$165,264
Total interest expense	18,377	20,933	26,615
Net interest income	176,265	177,767	138,649
Provision for credit losses (benefit) expense	(15,252)	7,691	77,366
Non-interest income	30,956	30,200	30,200
Non-interest expenses	133,301	134,762	92,184
Income (loss) before income taxes	89,172	65,514	(701)
Income tax (expense) benefit	(28,022)	(15,376)	2,967
Net income	61,150	50,138	2,266
Net income attributable to common stockholders	60,481	49,469	1,597

Per Common Share Results:
Net earnings per share - basic	$0.28	$0.23	$0.01
Net earnings per share - diluted	$0.28	$0.23	$0.01
Cash dividends declared	$0.07	$0.05	$0.05
Average shares outstanding	217,033	216,987	216,785
Average shares outstanding diluted	218,277	218,071	217,314
Book value per common share	$9.99	$10.26	$9.92
Tangible book value per common share (1)	$9.64	$9.90	$9.76

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	1.30	1.06	0.07
Interest Rate Spread (2)	3.79	3.82	4.36
Net Interest Margin (2)	4.01	4.07	4.82
Return on Average Total Equity	10.82	8.91	0.41
Return on Average Common Equity	10.88	8.93	0.29
Average Total Equity to Average Total Assets	120.05	11.95	17.38
Total capital	20.73	20.37	25.42
Common equity Tier 1 capital	17.68	17.31	21.79
Tier 1 capital	17.99	17.61	22.19
Leverage	11.36	11.26	15.98
Tangible common equity ratio (1)	10.90	11.54	16.36
Dividend payout ratio	25.12	21.93	678.80
Efficiency ratio (3)	64.33	64.80	54.60

Asset Quality:
Allowance for credit losses on loans and finance leases to loans held for investment	3.08	3.28	3.24
Net charge-offs (annualized) to average loans	0.43	0.30	0.78
Provision for credit losses for loans and finance leases to net charge-offs	-115.47	112.96	421.31
Non-performing assets to total assets	1.47	1.56	2.44
Nonaccrual loans held for investment to total loans held for investment	1.73	1.74	2.35
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment	178.49	188.16	137.91
Allowance for credit losses on loans and finance leases to total nonaccrual loans held for investment,
excluding residential real estate loans	522.00	484.04	327.52

Other Information:
Common Stock Price: End of period	$11.26	$9.22	$5.32

1- Non-GAAP financial measure. See page 19 for GAAP to Non-GAAP reconciliations.
2- On a tax-equivalent basis and excluding changes in the fair value of derivative instruments (Non-GAAP financial measure). See page 23 for GAAP to Non-GAAP reconciliations and refer to discussion in Table 2 below.
3- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax-Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2021	2020	2020	2021	2020	2020	2021	2020	2020

Interest-earning assets:
Money market & other short-term investments	$1,428,038	$1,732,372	$770,708	$349	$438	$2,262	0.10%	0.10%	1.18%
Government obligations (2)	1,439,872	1,159,053	481,967	5,974	5,768	5,301	1.68%	1.98%	4.42%
Mortgage-backed securities	3,604,584	3,127,296	1,763,813	9,730	10,809	14,009	1.09%	1.38%	3.19%
FHLB stock	31,228	31,937	33,390	401	432	596	5.21%	5.38%	7.18%
Other investments	7,238	6,702	5,668	9	10	11	0.50%	0.59%	0.78%
Total investments (3)	6,510,960	6,057,360	3,055,546	16,463	17,457	22,179	1.03%	1.15%	2.92%
Residential mortgage loans	3,493,822	3,615,018	2,890,810	45,586	47,975	38,655	5.29%	5.28%	5.38%
Construction loans	212,676	198,377	122,120	3,244	2,575	1,881	6.19%	5.16%	6.20%
C&I and commercial mortgage loans	5,431,614	5,444,469	3,679,470	66,269	68,201	47,972	4.95%	4.98%	5.24%
Finance leases	481,995	463,973	421,740	8,870	8,500	7,919	7.46%	7.29%	7.55%
Consumer loans	2,148,159	2,121,320	1,883,278	58,737	59,291	52,310	11.09%	11.12%	11.17%
Total loans (4) (5)	11,768,266	11,843,157	8,997,418	182,706	186,542	148,737	6.30%	6.27%	6.65%
Total interest-earning assets	$18,279,226	$17,900,517	$12,052,964	$199,169	$203,999	$170,916	4.42%	4.53%	5.70%

Interest-bearing liabilities:
Brokered CDs	$188,949	$253,508	$429,106	$989	$1,417	$2,452	2.12%	2.22%	2.30%
Other interest-bearing deposits	10,702,468	10,511,135	6,580,393	11,353	14,232	17,202	0.43%	0.54%	1.05%
Loans payable	-	-	4,396	-	-	3	0.00%	0.00%	0.27%
Other borrowed funds	483,762	483,762	440,194	3,572	2,689	3,950	2.99%	2.21%	3.61%
FHLB advances	440,000	455,761	555,110	2,463	2,595	3,008	2.27%	2.27%	2.18%
Total interest-bearing liabilities	$11,815,179	$11,704,166	$8,009,199	$18,377	$20,933	$26,615	0.63%	0.71%	1.34%
Net interest income				$180,792	$183,066	$144,301
Interest rate spread							3.79%	3.82%	4.36%
Net interest margin							4.01%	4.07%	4.82%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less the Puerto Rico statutory tax rate of 37.5% and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments are excluded from interest income because the changes in valuation do not affect interest paid or received. See page 23 for GAAP to Non-GAAP reconciliations.

2- Government obligations include debt issued by government-sponsored agencies.
3- Unrealized gains and losses on available-for-sale securities are excluded from the average volumes.
4- Average loan balances include the average of non-performing loans.
5- Interest income on loans includes $2.6 million, $2.7 million and $2.2 million for the quarters ended March 31,2021, December 31, 2020, and March 31, 2020, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

Table 3 – Non-Interest Income

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2021	2020	2020

Service charges on deposit accounts	$8,304	$8,332	$5,957
Mortgage banking activities	7,273	7,551	3,788
Insurance income	5,241	1,928	4,582
Other operating income	10,138	12,571	7,626

Non-interest income before net gain on
sales of investment securities	30,956	30,382	21,953

Net (loss) gain on sales of investment securities	-	(182)	8,247
	$30,956	$30,200	$30,200

Table 4 – Non-Interest Expenses

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2021	2020	2020

Employees' compensation and benefits	$50,842	$51,618	$42,859
Occupancy and equipment	24,242	24,066	15,127
Deposit insurance premium	1,988	1,900	1,522
Other insurance and supervisory fees	2,362	2,720	1,087
Taxes, other than income taxes	6,199	5,795	3,880
Collections, appraisals and other credit related fees	1,310	1,218	1,696
Outsourcing technology services	12,373	12,524	6,829
Other professional fees	4,018	3,567	3,268
Credit and debit card processing expenses	4,278	6,397	3,950
Business promotion	2,970	3,163	3,622
Communications	2,462	2,462	1,877
Net loss on OREO operations	1,898	580	1,188
Merger and restructuring costs	11,267	12,321	845
Other	7,092	6,431	4,434
Total	$133,301	$134,762	$92,184

Table 5 – Selected Balance Sheet Data

(In thousands)	As of
	March 31,	December 31,
	2021	2020
Balance Sheet Data:
Loans, including loans held for sale	$11,697,929	$11,827,578
Allowance for credit losses for loans and finance leases	358,936	385,887
Money market and investment securities, net of allowance for credit losses for debt securities	5,632,090	4,925,822
Intangible assets	76,998	79,525
Deferred tax asset, net	306,373	329,261
Total assets	19,413,734	18,793,071
Deposits	16,010,436	15,317,383
Borrowings	923,762	923,762
Total preferred equity	36,104	36,104
Total common equity	2,227,795	2,183,620
Accumulated other comprehensive (loss) income, net of tax	(43,474)	55,455
Total equity	2,220,425	2,275,179

Table 6 – Loan Portfolio

Composition of the loan portfolio including loans held for sale, at period-end.

(In thousands)	As of
	March 31,	December 31,
	2021	2020

Residential mortgage loans	$3,395,081	$3,521,954

Commercial loans:
Construction loans	190,996	212,500
Commercial mortgage loans	2,216,887	2,230,602
Commercial and Industrial loans	3,182,706	3,202,590
Commercial loans	5,590,589	5,645,692

Finance leases	493,620	472,989

Consumer loans	2,162,569	2,136,654
Loans held for investment	11,641,859	11,777,289
Loans held for sale	56,070	50,289
Total loans	$11,697,929	$11,827,578

Table 7 – Loan Portfolio by Geography

(In thousands)	As of March 31, 2021
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,698,364	$205,528	$491,189	$3,395,081

Commercial loans:
Construction loans	64,468	4,817	121,711	190,996
Commercial mortgage loans	1,767,431	58,314	391,142	2,216,887
Commercial and Industrial loans	2,094,809	129,204	958,693	3,182,706
Commercial loans	3,926,708	192,335	1,471,546	5,590,589

Finance leases	493,620	-	-	493,620

Consumer loans	2,087,062	52,102	23,405	2,162,569
Loans held for investment	9,205,754	449,965	1,986,140	11,641,859

Loans held for sale	35,719	1,309	19,042	56,070
Total loans	$9,241,473	$451,274	$2,005,182	$11,697,929

(In thousands)	As of December 31, 2020
	Puerto Rico	Virgin Islands	United States	Consolidated

Residential mortgage loans	$2,788,827	$213,376	$519,751	$3,521,954

Commercial loans:
Construction loans	73,619	11,397	127,484	212,500
Commercial mortgage loans	1,793,095	60,129	377,378	2,230,602
Commercial and Industrial loans	2,135,291	129,440	937,859	3,202,590
Commercial loans	4,002,005	200,966	1,442,721	5,645,692

Finance leases	472,989	-	-	472,989

Consumer loans	2,058,217	51,726	26,711	2,136,654
Loans held for investment	9,322,038	466,068	1,989,183	11,777,289

Loans held for sale	44,994	681	4,614	50,289
Total loans	$9,367,032	$466,749	$1,993,797	$11,827,578

Table 8 – Non-Performing Assets

	As of
(Dollars in thousands)	March 31,	December 31,
	2021	2020
Nonaccrual loans held for investment:
Residential mortgage	$132,339	$125,367
Commercial mortgage	28,548	29,611
Commercial and Industrial	19,128	20,881
Construction	6,378	12,971
Consumer and Finance leases	14,708	16,259
Total nonaccrual loans held for investment	201,101	205,089

OREO	79,207	83,060
Other repossessed property	4,544	5,357
Total non-performing assets (1)	$284,852	$293,506

Past-due loans 90 days and still accruing (2)	$160,884	$146,889
Allowance for credit losses on loans	$358,936	$385,887
Allowance for credit losses on loans to total nonaccrual loans held for investment	178.49%	188.16%
Allowance for credit losses on loans to total nonaccrual loans held for investment, excluding residential real estate loans	522.00%	484.04%

(1)	Excludes PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of CECL and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of CECL and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of March 31,2021, and December 31, 2020, amounted to $128.4 million, and $130.9 million, respectively.
(2)	These include rebooked loans, which were previously pooled into GNMA securities, amounting to $17.2 million (December 31, 2020 - $10.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 9 – Non-Performing Assets by Geography

	As of
(In thousands)	March 31,	December 31,
	2021	2020
Puerto Rico:
Nonaccrual loans held for investment:
Residential mortgage	$105,846	$101,763
Commercial mortgage	17,979	18,733
Commercial and Industrial	17,103	18,876
Construction	4,871	5,323
Finance leases	967	1,466
Consumer	12,887	13,615
Total nonaccrual loans held for investment	159,653	159,776

OREO	75,005	78,618
Other repossessed property	4,339	5,120
Total non-performing assets (1)	$238,997	$243,514
Past-due loans 90 days and still accruing (2)	$159,084	$144,619

Virgin Islands:
Nonaccrual loans held for investment:
Residential mortgage	$11,956	$9,182
Commercial mortgage	10,569	10,878
Commercial and Industrial	1,489	1,444
Construction	1,507	7,648
Consumer	284	354
Total nonaccrual loans held for investment	25,805	29,506

OREO	4,202	4,411
Other repossessed property	69	109
Total non-performing assets	$30,076	$34,026
Past-due loans 90 days and still accruing	$1,550	$2,020

United States:
Nonaccrual loans held for investment:
Residential mortgage	$14,537	$14,422
Commercial mortgage	-	-
Commercial and Industrial	536	561
Construction	-	-
Consumer	570	824
Total nonaccrual loans held for investment	15,643	15,807

OREO	-	31
Other repossessed property	136	128
Total non-performing assets	$15,779	$15,966
Past-due loans 90 days and still accruing	$250	$250

(1)	Excludes PCD loans previously accounted for under ASC 310-30 for which the Corporation made the accounting policy election of maintaining pools of loans accounted for under ASC 310-30 as "units of account" both at the time of adoption of CECL and on an ongoing basis for credit loss measurement. These loans accrete interest income based on the effective interest rate of the loan pools determined at the time of adoption of CECL and will continue to be excluded from nonaccrual loan statistics as long as the Corporation can reasonably estimate the timing and amount of cash flows expected to be collected on the loan pools. The amortized cost of such loans as of March 31,2021, and December 31, 2020, amounted to $128.4 million, and $130.9 million, respectively.

(2)	These include rebooked loans, which were previously pooled into GNMA securities, amounting to $17.2 million (December 31, 2020 - $10.7 million). Under the GNMA program, the Corporation has the option but not the obligation to repurchase loans that meet GNMA's specified delinquency criteria. For accounting purposes, the loans subject to the repurchase option are required to be reflected on the financial statements with an offsetting liability.

Table 10 – Allowance for Credit Losses for Loans and Finance Leases

	Quarter Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
	2021	2020	2020

Allowance for credit losses on loans and finance leases, beginning balance	$385,887	$384,718	$155,139
Impact of adopting ASC 326	-	-	81,165
Allowance for credit losses on loans and finance leases, beginning balance after CECL adoption	385,887	384,718	236,304
Provision for credit losses on loans and finance leases (benefit) expense	(14,443)	10,186	74,045
Net (charge-offs) recoveries of loans:
Residential mortgage	(2,092)	(1,642)	(3,779)
Commercial mortgage	(740)	1,769	(84)
Commercial and Industrial	(545)	(367)	(10)
Construction	(9)	102	24
Consumer and finance leases	(9,122)	(8,879)	(13,726)
Net charge-offs	(12,508)	(9,017)	(17,575)
Allowance for credit losses on loans and finance leases, end of period	$358,936	$385,887	$292,774

Allowance for credit losses on loans and finance leases to period end total loans held for investment	3.08%	3.28%	3.24%
Net charge-offs (annualized) to average loans outstanding during the period	0.43%	0.30%	0.78%
Provision for credit losses on loans and finance leases to net charge-offs during the period	-1.15x	1.13x	4.21x

Table 11 – Net Charge-Offs to Average Loans

	Quarter Ended	Year Ended
	March 31, 2021	December 31,	December 31,	December 31,	December 31,
	(annualized)	2020	2019	2018	2017

Residential mortgage	0.24%	0.30%	0.66%	0.67%	0.79%

Commercial mortgage	0.13%	0.08%	0.97%	1.03%	2.42%

Commercial and Industrial	0.07%	0.02%	0.16%	0.38%	0.66%

Construction	0.02%	-0.06%	-0.28%	6.75%	2.05%

Consumer and finance leases	1.39%	1.53%	2.05%	2.31%	2.12%

Total loans	0.43%	0.48%	0.91%	1.09%	1.33%

Contacts

First BanCorp.
John B. Pelling III
Investor Relations Officer
john.pelling@firstbankpr.com
(787) 729-8003